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                                               Exhibit (p)(2)
                     Prudential Investment Management, Inc.
                   Prudential Investments Fund Management LLC
                  Prudential Investment Management Services LLC

                  Code of Ethics Adopted Pursuant to Rule 17j-1
                    Under the Investment Company Act of 1940
                                   (the Code)
                   Amended and Restated on September 19, 2001


1.       Purposes
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         The Code has been adopted by the Board of Directors/Trustees or the
Duly Appointed Officer-In-Charge of the Prudential Mutual Fund (hereinafter, referred to as the "Fund"), the Manager, the Adviser/Subadviser, and the Principal Underwriter in accordance with Rule 17j-1(c) under the Investment Company Act of 1940 (the Act) and in accordance with the following general principles:

                  (1) The duty at all times to place the interests of investment company shareholders first.

                        Investment company personnel should scrupulously avoid
                  serving their own personal interests ahead of shareholders' interests in any decision relating to their personal investments.

                  (2) The requirement that all personal securities transactions be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility.

                        Investment company personnel must not only seek to
                  achieve technical compliance with the Code but should strive to abide by its spirit and the principles articulated herein.

                  (3) The fundamental standard that investment company personnel should not take inappropriate advantage of their positions.

                        Investment company personnel must avoid any situation
                  that might

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                  compromise, or call into question, their exercise of fully independent judgment in the interest of shareholders, including, but not limited to the receipt of unusual investment opportunities, perquisites, or gifts of more than a de minimis value from persons doing or seeking business with the Fund.

         Rule 17j-1 under the Act generally proscribes fraudulent or manipulative practices with respect to a purchase or sale of a security held or to be acquired (as such term is defined in Section 2) by an investment company, if effected by an associated person of such company.

         The purpose of the Code is to establish procedures consistent with the Act and Rule 17j-1 to give effect to the following general prohibitions as set forth in Rule 17j-1(b) as follows:

                  (a) It shall be unlawful for any affiliated person of or Principal Underwriter for a registered investment company, or any affiliated person of an investment adviser of or principal underwriter for a registered investment company in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired, by such registered investment company:

                       (1) To employ any device, scheme or artifice to defraud
                  such registered investment company;

                       (2) To make to such registered investment company any
                  untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

                       (3) To engage in any act, practice, or course of business
                  which operates or would operate as a fraud or deceit upon any such registered investment company; or

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                      (4)   To engage in any manipulative practice with respect
                  to such registered investment company.

2.       Definitions
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                  (a) "Access Person" means any director/trustee, officer,
         general partner or Advisory Person (including any Investment Personnel, as that term is defined herein) of the Fund, the Manager, the Adviser/Subadviser, or the Principal Underwriter.

                  (b) "Adviser/Subadviser" means the Adviser or a Subadviser, if any, of the Fund or both as the context may require.

                  (c) "Advisory Person" means (i) any employee of the Fund, Manager or Adviser/Subadviser (or of any company in a control relationship to the Fund, Manager or Adviser/Subadviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains current or pending information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a security.

                  (d) "Beneficial Ownership" will be interpreted in the same manner as it would be under Securities Exchange Act Rule 16a-1(a)(2) in determining which security holdings of a person are subject to the reporting and short-swing profit provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership will apply to all securities which an Access Person has or acquires (Exhibit A).
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                  (e) "Complex" means the group of registered investment
         companies for which Prudential Investments Fund Management LLC serves as Manager; provided, however, that with respect to Access Persons of a Subadviser (including any unit or subdivision thereof), "Complex" means the group of registered investment companies in the Complex advised by such Subadviser or unit or subdivision thereof. A list of such registered investment companies will be maintained by the Compliance Officer.

                  (f) "Compliance Officer" means the person or persons (including his or her designees) designated by the Manager, the Adviser/Subadviser, or Principal Underwriter, respectively, as having responsibility for compliance with the requirements of the Code.

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                  (g) "Control" will have the same meaning as that set forth in
         Section  2(a)(9) of the Act.

                  (h) "Disinterested Director/Trustee" means a Director/Trustee of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the Act.

                  An interested Director/Trustee who would not otherwise be deemed to be an Access Person, shall be treated as a Disinterested Director/Trustee for purposes of compliance with the provisions of the Code.

                  (i) "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

                  (j) "Investment Personnel" means: (a) Portfolio Managers and other Advisory Persons who provide investment information and/or advice to the Portfolio Manager(s) and/or help execute the Portfolio Manager's(s') investment decisions, including securities analysts and traders; (b) any natural person in a control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a security; and (c) certain other individuals as designated by the Compliance Officer.

                  (k) "Manager" means Prudential Investments Fund Management,
         LLC.

                  (l) "Mutual Fund Code of Ethics and Personal Securities Trading Committee" or "Committee" means a specified group of Business Unit, Compliance, and Human Resources executives responsible for interpreting and administering the Code, including but not limited to, reviewing violations of the Code and determining any sanctions or other disciplinary actions that may be deemed appropriate. In addition, the Committee may waive and or modify violations and sanctions or other disciplinary actions at its discretion when deemed appropriate by the Committee. The Committee will review such violations in consultation with legal counsel. A list of such Committee members shall be maintained by the Compliance Officer.

                  (m) "Portfolio Manager" means any Advisory Person who has the direct responsibility and authority to make investment decisions for the Fund.

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                  (n) "Private placement" means a limited offering that is
         exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505 or rule 506 under such Securities Act.

                  (o) "Profits" means any total or partial gain realized from a securities transaction or group of transactions as defined by the Mutual Fund Code of Ethics and Personal Securities Trading Committee ("Committee").

                  (p) "Security" will have the meaning set forth in Section 2(a)(36) of the Act, except that it will not include shares of registered open-end investment companies, direct obligations of the Government of the United States, short-term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Act, bankers' acceptances, bank certificates of deposit, commercial paper and such other money market instruments as are designated by the Compliance Officer. For purposes of the Code, an "equivalent Security" is one that has a substantial economic relationship to another Security. This would include, among other things, (1) a Security that is exchangeable for or convertible into another Security, (2) with respect to an equity Security, a Security having the same issuer (including a private issue by the same issuer) and any derivative, option or warrant relating to that Security and (3) with respect to a fixed-income Security, a Security having the same issuer, maturity, coupon and rating.

                  (q) "Security held or to be acquired" means any Security or any equivalent Security which, within the most recent 15 days: (1) is or has been held by the Fund; or (2) is being considered by the Fund or its investment adviser for purchase by the Fund.

3.       Applicability
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         The Code applies to all Access Persons, except that Access Persons covered by more than one Code of Ethics meeting the requirements of Rule 17j-1 may be governed by the provisions of such other Code of Ethics and report all transactions pursuant to the terms of such other Code of Ethics provided that such Code was reviewed and approved by the Board of Directors/Trustees of the Fund. The Compliance Officer shall ensure that each Access Person subject to this Code receives a copy of the Code. The Compliance Officer will maintain a list of all Access Persons who are currently, and

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within the past five years, subject to the Code.

4.       Prohibited Purchases and Sales
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The Prohibitions described below will only apply to a transaction in a security in which the designated Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership.

         A.       Initial Public Offerings

         No Investment Personnel may acquire any Securities in an initial public offering. For purposes of this restriction, "Initial Public Offerings" shall not include offerings of government and municipal securities.

         B.       Private Placements

         No Investment Personnel may acquire any Securities in a private placement without prior approval.

                  (i) Prior approval must be obtained in accordance with the preclearance procedure described in Section 6 below. Such approval will take into account, among other factors, whether the investment opportunity should be reserved for the Fund and its shareholders and whether the opportunity is being offered to the Investment Personnel by virtue of his or her position with the Fund. The Adviser/Subadviser shall maintain a record of such prior approval and reason for same, for at least 5 years after the end of the fiscal year in which the approval is granted.

                  (ii) Investment Personnel who have been authorized to acquire Securities in a private placement must disclose that investment to the chief investment officer (including his or her designee) of the

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         Adviser/Subadviser (or of any unit or subdivision thereof) or the
         Compliance Officer when they play a part in any subsequent consideration of an investment by the Fund in the issuer. In such circumstances, the Fund's decision to purchase Securities of the issuer will be subject to an independent review by appropriate personnel with no personal interest in the issuer.

         C.       Blackout Periods

                  (i) Except as provided in Section 5 below, Access Persons are prohibited from executing a Securities transaction on a day during which any investment company in the Complex has a pending "buy" or "sell" order in the same or an equivalent Security and until such time as that order is executed or withdrawn; provided, however, that this prohibition shall not apply to Disinterested Directors/Trustees except if they have actual knowledge of trading by any fund in the Complex.

                  This prohibition shall also not apply to Access Persons of the Manager, Principal Underwriter, and Adviser/Subadviser who do not, in the ordinary course of fulfilling his or her official duties, have access to current or pending information regarding the purchase and sale of Securities for the Fund and are not engaged in the day-to-day trading operations of the Fund; provided that Securities investments effected by such Access Persons during the proscribed period are not effected with knowledge of the purchase or sale of the same or equivalent Securities by any fund in the Complex.

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                  A "pending 'buy' or 'sell' order" exists when a decision to purchase or sell a Security has been made and communicated. However, this prohibition shall not apply to a "pending 'buy 'or 'sell' order" in the same or an equivalent security in a broad based index fund./1/

                  (ii) Portfolio Managers are prohibited from buying or selling a Security within seven calendar days before or after a Fund in the same Complex trades in the same or an equivalent Security. Nevertheless, a personal trade by any Investment Personnel shall not prevent a Fund in the same Complex from trading in the same or an equivalent security. However, such a transaction shall be subject to independent review by the Compliance Officer. This prohibition shall not apply to purchases and sales executed in a broad based index fund.

                  (iii) If trades are effected during the periods proscribed in
         (i) or (ii) above, except as provided in (iv) below with respect to (i) above, Profits realized on such trades will be promptly required to be disgorged to the Fund or a charitable organization approved by the Committee.

                  (iv) A transaction by Access Persons (other than Investment Personnel) inadvertently effected during the period proscribed in (i) above will not be considered a violation of the Code and disgorgement will not be required so long as the transaction was effected in accordance with the preclearance procedures described in Section 6 below and without prior knowledge of trading by any Fund in the Complex in the same or an equivalent Security.

         D.       Short-Term Trading Profits

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/1/ A list of such Funds shall be maintained by the Compliance Officer.

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         Except as provided in Section 5 below, Investment Personnel are prohibited from profiting from a purchase and sale, or sale and purchase, of the same or an equivalent Security within any 60 calendar day period. If trades are effected during the proscribed period, Profits realized on such trades will be promptly required to be disgorged to the Fund or a charitable organization approved by the Committee.

         E. Short Sales

         No Access Person may sell any security short which is owned by any Fund in the Complex. Access Persons may, however make short sales when he/she owns an equivalent amount of the same security. This prohibition does not apply to Disinterested Directors/Trustees.

         F. Options

         No Access Person may write a naked call option or buy a naked put option on a security owned by any Fund in the Complex. Access Persons may purchase options on securities not held by any Fund in the Complex, or purchase call options or write put options on securities owned by any Fund in the Complex, subject to preclearance and the same restrictions applicable to other Securities. Access Persons may write covered call options or buy covered put options on a Security owned by any Fund in the Complex at the discretion of the Compliance Officer. This prohibition does not apply to Disinterested Directors/Trustees.

         G. Investment Clubs

         No Access Person may participate in an investment club. This prohibition does not apply to Disinterested Directors/Trustees.

5.       Exempted Transactions
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         Subject to preclearance in accordance with Section 6 below with respect to subitems (b), (e), (f), (g) and (i) hereof, the prohibitions of Sections 4(C) and 4(D) will not apply to the following:

                  (a) Purchases or sales of Securities effected in any account over which the Access Person has no direct or indirect influence or control or in any account of the Access Person which is managed on a discretionary basis by a person other than such Access Person and with respect to which such Access Person does not in fact influence or control such transactions.

                  (b) Purchases or sales of Securities (or their equivalents) which are not eligible for purchase or sale by any fund in the Complex.

                  (c) Purchases or sales of Securities which are non-volitional on the part of either the Access Person or any fund in the Complex.

                  (d) Purchases of Securities which are part of an automatic dividend reinvestment plan.

                  (e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the
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         extent such rights were acquired from such issuer, and sales of such rights so acquired.

                  (f) Any equity Securities transaction, or series of related transactions effected over a 30 calendar day period, involving 500 shares or less in the aggregate, if (i) the Access Person has no prior knowledge of activity in such security by any fund in the Complex and
         (ii) the issuer is listed on The New York Stock Exchange or has a market capitalization (outstanding shares multiplied by the current price per share) greater than $1 billion (or a corresponding market capitalization in foreign markets).

                  (g) Any fixed-income Securities transaction, or series of related transactions effected over a 30 calendar day period, involving 100 units ($100,000 principal amount) or less in the aggregate, if the Access Person has no prior knowledge of transactions in such Securities by any fund in the Complex.

                  (h) Any transaction in index options effected on a broad-based index./2/

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/2/      A list of such indices will be maintained by the Compliance Officer.

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